Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports First Quarter Earnings
Billings, MT - April 28, 2022 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the first quarter of 2022. For the quarter, the Company reported a net loss of $33.4 million, or $0.36 per share, which compares to net income of $51.1 million, or $0.83 per share, for the fourth quarter of 2021, and net income of $51.4 million, or $0.83 per share, for the first quarter of 2021.
The first quarter of 2022 and the fourth quarter of 2021 earnings include pre-tax acquisition costs of $65.2 million and $5.0 million, respectively, related to the acquisition of Great Western Bancorp, Inc. (“Great Western”), the parent company of Great Western Bank (“GWB”), which reduced earnings by $0.57 and $0.06 per common share for the first and fourth quarters, respectively. The first quarter of 2021 did not include comparable costs.
HIGHLIGHTS
•We successfully completed the acquisition of Great Western on February 1, 2022, for consideration of approximately $1.7 billion, consisting of the issuance of 46.9 million shares of the Company’s Class A common stock valued at $36.76 per share. Following the acquisition, the Company’s dual class share structure was eliminated on March 25, 2022.
•Total assets increased $13,490.3 million, or 68.6%, to $33,162.2 million as of March 31, 2022, from $19,671.9 million as of December 31, 2021, primarily as a result of assets acquired from GWB.
•Net interest margin ratio, on a fully taxable equivalent basis, increased to 2.80% for the first quarter of 2022, an 11 basis point increase from the fourth quarter of 2021. Excluding income related to the Payroll Protection Program (PPP) and interest accretion income, the net interest margin, on a fully taxable equivalent basis, increased to 2.65% for the first quarter of 2022, a 19 basis point increase from the fourth quarter of 2021.
•First quarter 2022 provision expense of $61.3 million includes $68.3 million attributable to non-purchase credit deteriorated loans acquired in the transaction, which reduced earnings $0.59 per share, for the first quarter of 2022.
•Total deposits increased $11,818.7 million, or 72.6%, to $28,088.3 million as of March 31, 2022 from $16,269.6 million as of December 31, 2021, resulting in a 294.43% annualized growth rate in deposits. Excluding deposits acquired as a result of the GWB acquisition (as of February 1, 2022), annualized deposit growth was 3.24% for the first quarter of 2022.
•All credit metrics for the legacy FIBK loan portfolio again showed sequential improvement at March 31, 2022 from December 31, 2021. At the same time, credit metrics for the acquired GWB loan portfolio showed meaningful improvement when compared with announced expectations at deal announcement. Purchased credit deteriorated loans for the GWB loans acquired were $722.4 million at February 1, 2022, down from $1,201.0 million as disclosed with the announcement of the transaction on September 16, 2021.
•Net charge-offs in the first quarter of 2022 were $16.7 million, or an annualized 0.47% of average loans outstanding, of which net charge-offs of $15.4 million was attributable to the loans acquired from GWB in order to facilitate accelerated restructuring of several credits. Exclusive of charge-offs related to the acquired loans, net charge-offs were $1.3 million, or a decrease of $1.4 million as of March 31, 2022, from $2.7 million, or an annualized 0.11% of average loans outstanding, as of December 31, 2021, and decreased $1.6 million, from $2.9 million, or an annualized 0.12% of average loans outstanding, as of March 31, 2021.
•Tangible book value per common share of $19.78 as of March 31, 2022, compared to $20.83 as of December 31, 2021 and $19.85 as of March 31, 2021. Quarter over quarter, tangible book value decreased $1.05 per share driven by the change in accumulated other comprehensive income of $191.0 million, or $1.74 per share.

“We are excited to capitalize on some of the most vibrant, fastest growing markets in the country. This quarter, we continued to deploy our excess liquidity into higher yielding earning assets and saw expansion in our net interest margin. Excluding the impact created by the purchase accounting provision and transaction costs, we had another quarter of strong earnings” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “The completion of our merger with Great Western Bancorp at the beginning of February has further increased our exposure to attractive markets, while adding a talented team of commercial bankers that will benefit from the greater resources and support they will have as part of First Interstate. The integration is proceeding smoothly and we remain on track to realize the cost savings projected for the transaction during the second half of the year.
“As a result of the strong progress that Great Western made in resolving its problem loans prior to the completion of the merger and the pro-active resolution efforts we have taken since the closing, we now expect the resolution of credit quality issues to be less of a headwind to total loan growth in our first year of combined operations than we initially anticipated. Our loan pipeline remains strong, which should lead to continued favorable shifts in our mix of earning assets and positive trends in our level of profitability,” said Mr. Riley.
DIVIDEND DECLARATION
On April 27, 2022, the Company’s board of directors declared a dividend of $0.41 per common share, payable on May 20, 2022, to common stockholders of record as of May 10, 2022. The dividend equates to a 4.2% annualized yield based on the $39.40 per share average closing price of the Company’s common stock as reported on NASDAQ during the first quarter of 2022.
RECENT ACQUISITION
On February 1, 2022, the Company completed its acquisition of Great Western, the parent company of GWB, a Sioux Falls, South Dakota based community bank with 174 banking offices across Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, and South Dakota. GWB was merged with our existing bank subsidiary, First Interstate Bank, contemporaneously with the closing of the parent company merger. The core system conversion is expected to occur over the weekend of May 21, 2022.
Consideration for the acquisition totaled approximately $1.7 billion consisting of the issuance of 46.9 million shares of the Company’s Class A common stock valued at $36.76 per share, the opening price of the Company’s Class A common stock as quoted on the NASDAQ stock exchange on the acquisition date. As of the acquisition date, Great Western had total assets with fair values of $13,311.2 million, loans held for investment with fair values of $7,713.3 million and deposits with fair values of $11,682.6 million. The Company has recorded provisionally the fair values of the assets and liabilities acquired from GWB provisionally and will finalize the amounts during the year. In conjunction with the acquisition, the Company recorded provisional goodwill of $516.0 million, customer relationship intangible assets of $22.8 million, and core deposit intangible assets of $49.1 million.

NET INTEREST INCOME
Net interest income increased $56.2 million, or 46.1%, to $178.0 million, during the first quarter of 2022, compared to $121.8 million during the fourth quarter of 2021, primarily as a result of the impact of the GWB acquisition and an expansion in our net interest margin, which was partially offset by a decrease of $6.9 million in PPP loan income during the first quarter of 2022. Net interest income increased $57.3 million, or 47.5%, during the first quarter of 2022, from $120.7 million during the first quarter of 2021, primarily as a result of the impact of the GWB acquisition, which was partially offset by a decrease of $9.5 million in PPP loan income compared to the first quarter of 2021.
•Interest accretion attributable to the fair valuation of acquired loans from acquisitions contributed $7.6 million, $1.9 million, and $2.3 million to net interest income during the first quarter of 2022, the fourth quarter of 2021, and the first quarter of 2021, respectively. Interest accretion attributable to the GWB acquisition accounted for $6.0 million during the first quarter of 2022.
•The Company earned a total of $2.8 million of interest income, including loan fees, on PPP loans with average balances of $91.6 million during the first quarter of 2022 as compared to $9.7 million of interest income, including loan fees, on PPP loans with average balances of $200.1 million during the fourth quarter of 2021 and $12.3 million of interest income, including loan fees, on PPP loans with average balances of $764.0 million during the first quarter of 2021. The Company had $1.3 million of unearned deferred fees related to PPP loans accrued as of March 31, 2022.

The net interest margin ratio was 2.80% for the first quarter of 2022 compared to 2.69% reported during the fourth quarter of 2021 and 3.04% during the first quarter of 2021. Excluding interest accretion from the fair value of acquired loans and PPP income, on a quarter-over-quarter basis the net interest margin expanded 19 basis points primarily the result of a shift in the mix of earning assets toward loans, and an increase in the yield on investment securities and cash. On the same basis year-over-year, the decrease in net interest margin was the result of a reduction in yields on earning assets, due to a shift in the mix of earning assets toward investment securities, and lower yields on both loans and investment securities.
PROVISION FOR (REDUCTION OF) CREDIT LOSSES
During the first quarter of 2022, the Company recorded a provision for credit losses of $61.3 million, compared to a reduction of $9.5 million during the fourth quarter of 2021, and a reduction of $5.1 million during the first quarter of 2021. The provision during the first quarter of 2022 includes $70.4 million related to the day two GWB acquisition impact, of which $68.3 million is related to the acquired non-PCD funded loans and $2.1 million is related to the unfunded commitments.
The allowance for credit losses is updated quarterly based on the current loan portfolio, asset quality metrics, and the results of the current economic outlook. For the first quarter of 2022, the allowance for credit losses was impacted by net charge-offs of $16.7 million, or an annualized 0.47% of average loans outstanding, compared to net charge-offs of $2.7 million, or an annualized 0.11% of average loans outstanding, for the fourth quarter of 2021, and net charge-offs of $2.9 million, or an annualized 0.12% of average loans outstanding, for the first quarter of 2021.
The Company’s allowance for credit losses as a percentage of period-end loans was 1.46%, 1.31%, and 1.38% at March 31, 2022, December 31, 2021, and March 31, 2021, respectively. The increase in the percentage from December 31, 2021 is primarily a result of GWB acquired loans, which included a higher percentage of criticized assets than the Company’s legacy loans. Coverage of non-performing loans decreased to 203.3% at March 31, 2022, compared to 441.5% at December 31, 2021 and 330.0% at March 31, 2021, as a result of higher levels of non-performing loans related to the GWB acquisition.
NON-INTEREST INCOME
Non-interest income increased $11.8 million, or 31.6%, to $49.2 million during the first quarter of 2022, as compared to $37.4 million during the fourth quarter of 2021 and increased $11.1 million, or 29.1%, from $38.1 million during the first quarter of 2021, primarily as a result of the GWB acquisition.
Payment services revenues increased $3.5 million, or 31.0%, to $14.8 million during the first quarter of 2022, when compared to the $11.3 million during the fourth quarter of 2021. Payment services revenues increased $4.6 million, or 45.1%, during the first quarter of 2022, when compared to the $10.2 million during the first quarter of 2021. These increases are mainly the result of increased revenue from the GWB acquisition and higher business credit card volume during the first quarter of 2022 as compared to the fourth quarter of 2021 and the first quarter of 2021.
Mortgage banking revenues increased $0.4 million, or 5.0%, to $8.4 million during the first quarter of 2022, as compared to $8.0 million during the fourth quarter of 2021. Included in the first quarter of 2022 was a $3.4 million recovery of mortgage servicing rights impairment compared to a $1.0 million recovery of impairment during the fourth quarter of 2021. Excluding the impairment recovery from both quarters, the decrease in revenues was driven by lower net realized gain-on-sale margins and a decline in the volume of loans sold when compared to the fourth quarter of 2021. Mortgage banking revenues decreased $3.2 million, or 27.6%, during the first quarter of 2022 from $11.6 million during the first quarter of 2021. Included in the first quarter of 2022 was a $3.4 million recovery of mortgage servicing rights impairment compared to a $5.9 million recovery of impairment during the first quarter of 2021. Excluding the impairment recovery in both quarters, year-over-year revenues decreased $0.7 million as a result of lower refinance volumes. During the first quarter of 2022, loans originated for home purchases accounted for approximately 63.3% of loan production, as compared to 59.0% during the fourth quarter of 2021 and 44.4% during the first quarter of 2021.
Service charges on deposit accounts increased $3.3 million, or 75.0%, to $7.7 million during the first quarter of 2022, as compared to $4.4 million during the fourth quarter of 2021 and increased $3.9 million, or 102.6%, during the first quarter of 2022 from $3.8 million during the first quarter of 2021. These increases are primarily due to the GWB acquisition.
Other service charges, commissions, and fees increased $1.5 million, or 53.6%, to $4.3 million during the first quarter of 2022, when compared to $2.8 million during the fourth quarter of 2021 and increased $2.2 million, or 104.8%, during the first quarter of 2022 from $2.1 million during the first quarter of 2021. The increases were primarily due to the acquisition of GWB and increases in swap fee revenues.

Other income increased $3.2 million, or 114.3%, to $6.0 million during the first quarter of 2022, as compared to $2.8 million during the fourth quarter of 2021, primarily due to a $1.4 million gain on the disposition of the GWB acquired subordinated debt and an increase in the cash surrender value of life insurance during the first quarter of 2022. Other income increased $1.9 million, or 46.3%, during the first quarter of 2022 from $4.1 million during the first quarter of 2021, primarily due to a $1.4 million gain on the disposition of the GWB acquired subordinated debt.
NON-INTEREST EXPENSE
Non-interest expense increased $105.0 million, or 102.7%, to $207.2 million during the first quarter of 2022, as compared to $102.2 million during the fourth quarter of 2021, primarily due to an increase of $60.2 million in acquisition related costs and operating expenses of GWB. Exclusive of acquisition related expenses, non-interest expense increased $44.8 million during the first quarter of 2022, compared to the fourth quarter of 2021, primarily as a result of the operating expenses of GWB. Non-interest expense increased $108.8 million, or 110.6%, from $98.4 million during the first quarter of 2021, primarily due to $65.2 million in acquisition related costs and the operating expenses of GWB. Exclusive of acquisition related expenses, non-interest expense increased $43.6 million during the first quarter of 2022, compared to the first quarter of 2021, primarily as a result of the operating expenses of GWB.
Salaries and wages expenses increased $17.7 million, or 41.8%, to $60.0 million during the first quarter of 2022, compared to $42.3 million during the fourth quarter of 2021, primarily as a result of the additional employee-related expenses as a result of the acquisition of GWB, partially offset by lower commission expenses. Salaries and wages expenses increased $21.0 million, or 53.8%, from $39.0 million in the first quarter of 2021, primarily as a result of the additional employee-related expenses as a result of the acquisition of GWB, which were partially offset by lower commission expenses.
Employee benefit expenses increased $9.1 million, or 75.2%, to $21.2 million during the first quarter of 2022, as compared to $12.1 million during the fourth quarter of 2021, primarily due to an increase in expense related to the GWB acquisition and seasonal first quarter reset of payroll taxes. Employee benefit expenses increased $5.1 million, or 31.7%, from $16.1 million during the first quarter of 2021, primarily due to an increase in expense related to the GWB acquisition.
Occupancy and equipment expenses increased $3.8 million, or 32.8%, to $15.4 million during the first quarter of 2022, compared to $11.6 million during the fourth quarter of 2021 and increased $3.7 million, or 31.6%, from $11.7 million during the first quarter of 2021, due to the expansion of our branch network related to the GWB acquisition.
Other intangible amortization expense increased $1.1 million, or 44.0%, to $3.6 million during the first quarter of 2022, as compared to $2.5 million during the fourth quarter of 2021 and increased $1.1 million, or 44.0%, during the first quarter of 2022 from $2.5 million during the first quarter of 2021. These increases are attributable to the amortization of the $49.1 million of core deposit intangibles and $22.8 million customer relationship intangibles acquired in the GWB acquisition.
Other expenses increased $12.9 million, or 44.8%, to $41.7 million during the first quarter of 2022, as compared to $28.8 million during the fourth quarter of 2021 and increased $12.5 million, or 42.8%, during the first quarter of 2022 from $29.2 million during the first quarter of 2021. The increases are primarily due to increases in technology services, debit and credit card processing fees, FDIC insurance premiums, loan expenses, credit card rewards, professional fees, and other normal increases as a result of the GWB acquisition during the first quarter of 2022.
BALANCE SHEET
Total assets increased $13,490.3 million, or 68.6%, to $33,162.2 million as of March 31, 2022, from $19,671.9 million as of December 31, 2021, primarily due to $13,311.2 million of assets acquired in the acquisition of GWB.
Investment securities increased $2,994.4 million, or 46.0%, to $9,502.5 million as of March 31, 2022, from $6,508.1 million as of December 31, 2021. The increase was primarily due to $2,698.9 million of securities acquired in the GWB acquisition.
Loans held for sale increased $148.0 million, or 491.7%, to $178.1 million as of March 31, 2022, from $30.1 million as of December 31, 2021, primarily due to $181.9 million of loans held for sale acquired from GWB, which were offset by a decrease in originations of mortgage loans held for sale.

The following table presents the composition and comparison of loans held for investment, including the February 1, 2022 loans acquired from GWB:

					GWB Acquired Loans as of February 1, 2022
	March 31, 2022	December 31, 2021	$ Change	% Change
Real estate loans:
Commercial	$7,805.7	$3,971.5	$3,834.2	96.5%	$3,977.1
Construction loans:
Land acquisition & development	344.8	247.8	97.0	39.1	116.4
Residential	406.0	262.0	144.0	55.0	122.1
Commercial	844.8	498.0	346.8	69.6	245.1
Total construction loans	1,595.6	1,007.8	587.8	58.3	483.6
Residential	1,997.5	1,538.2	459.3	29.9	495.0
Agricultural	833.6	213.9	619.7	289.7	631.8
Total real estate loans	12,232.4	6,731.4	5,501.0	81.7	5,587.5
Consumer loans:
Indirect	739.6	737.6	2.0	0.3	13.5
Direct and advance lines	142.5	129.2	13.3	10.3	17.0
Credit card	73.5	64.9	8.6	13.3	11.9
Total consumer loans	955.6	931.7	23.9	2.6	42.4
Commercial	3,017.9	1,475.5	1,542.4	104.5	1,503.2
Agricultural	744.3	203.9	540.4	265.0	580.2
Other, including overdrafts	4.6	1.5	3.1	206.7	—
Deferred loan fees and costs	(9.8)	(12.3)	2.5	(20.3)	—
Loans held for investment, net of deferred loan fees and costs	16,945.0	9,331.7	7,613.3	81.6%	7,713.3
Loans held for investment, net of deferred loan fees and costs increased $7,613.3 million, or 81.6%, to $16,945.0 million as of March 31, 2022, from $9,331.7 million as of December 31, 2021, primarily due to $7,713.3 million of loans acquired held for investment in the GWB acquisition. Loans held for investment included PPP loans, net of deferred fees, of $56.7 million and $96.3 million as of March 31, 2022 and December 31, 2021, respectively. Excluding the impact of GWB acquired loans and PPP loans, loans held for investment as of March 31, 2022, decreased from December 31, 2021, primarily due to charge-offs and pay downs of GWB acquired loans.
The loans held for investment to deposit ratio increased to 60.3%, as of March 31, 2022, compared to 57.4% as of December 31, 2021.
As of March 31, 2021, goodwill and intangible assets, excluding mortgage servicing rights, company owned life insurance, premises and equipment, other real estate owned, and other assets, increased from December 31, 2021 primarily attributable to provisional balances acquired in the GWB acquisition.
Total deposits increased $11,818.7 million, or 72.6%, to $28,088.3 million as of March 31, 2022, from $16,269.6 million as of December 31, 2021, primarily due to $11,682.6 million in deposits acquired as a result of the GWB acquisition and organic increases in interest-bearing demand and non-interest bearing business deposits. These increases were partially offset by decreases in savings deposits and interest-bearing time deposits.
Securities sold under repurchase agreements increased $19.9 million, or 1.9%, to $1,071.0 million as of March 31, 2022, from $1,051.1 million as of December 31, 2021. Exclusive of $74.0 million in such securities acquired from GWB, securities sold under repurchase agreements decreased $54.1 million, or 5.1% from December 31, 2021. Fluctuations in repurchase agreement balances correspond with fluctuations in the liquidity of the Company’s clients.
Subordinated debentures held by subsidiary trusts increased $76.1 million, or 87.5%, to $163.1 million as of March 31, 2022, from $87.0 million as of December 31, 2021, due to $76.1 million of subordinated debentures held by subsidiary trusts acquired from Great Western.
The Company is considered to be “well-capitalized” as of March 31, 2022, having exceeded all regulatory capital adequacy requirements. During the first quarter of 2022, the Company paid regular common stock dividends of approximately $44.7 million, or $0.41 per share, and did not make any share repurchases of common stock pursuant to its previously announced stock repurchase program.

CREDIT QUALITY
As of March 31, 2022, non-performing assets increased $109.4 million, or 368.4%, to $139.1 million, compared to $29.7 million as of December 31, 2021, primarily driven by loans acquired from GWB. This resulted in an increase in non-accrual loans of $94.0 million, or 377.5%, an increase in other real estate owned of $15.5 million, or 775.0% as a result of the GWB acquisition, and a decrease in loans past due 90 days or more of $0.1 million. Non-accrual loans acquired from GWB totaled $100.7 million as of March 31, 2022.
Criticized loans increased $636.4 million, or 293.7%, to $853.1 million as of March 31, 2022, from $216.7 million as of December 31, 2021, driven by loans acquired from GWB and the down grade of a commercial real estate loan. This increase in criticized loans was partially offset by the pay downs in commercial loans and commercial real estate loans. Criticized loans acquired from GWB totaled $655.0 million as of March 31, 2022.
Net loan charge-offs increased $14.0 million, or 518.5%, to $16.7 million during the first quarter of 2022 as compared to $2.7 million during the fourth quarter of 2021. The net loan charge-offs in the first quarter of 2022 were composed of charge-offs of $19.9 million and recoveries of $3.2 million. Net charge-offs related to loans acquired from GWB amounted to $15.4 million during the first quarter of 2022.

NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our performance relative to our capital adequacy standards: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; and (vi) return on average tangible common stockholders’ equity. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the foregoing capital adequacy measures to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our, Great Western’s or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that change over time and could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Such forward-looking statements include statements about the business combination transaction between FIBK and Great Western (the “Transaction”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new, or changes in, governmental regulations or policies;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT, Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council’s guidelines and regulations;
•lending risks and risks associated with loan sector concentrations;
•supply-chain disruptions, labor shortages, and any other decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•loan credit losses exceeding estimates;
•the soundness of other financial institutions;
•changes in oil and gas prices, and declining demand for coal could negatively impact the demand and credit quality of loans;
•the availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•changes in interest rates;
•changes in inflationary pressures;
•changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs;
•competition from new or existing competitors;
•variable interest rates tied to London Interbank Offered Rate that may no longer be available or may become unreliable;
•cyber-security risks, including “denial-of-service attacks,” “hacking,” and “identity theft” that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information;
•the potential impairment of our goodwill;
•exposure to losses in collateralized loan obligation securities;
•our reliance on other companies that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•the loss of the services of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including environmental remediation;
•the effectiveness of our systems of internal operating controls;
•our ability to implement new technology-driven products and services or be successful in marketing these products and services to our clients;
•our ability to execute on our intended expansion plans;
•difficulties we may face in combining the operations of acquired entities or assets with our own operations or assessing the effectiveness of businesses in which we make strategic investments or with which we enter into strategic contractual relationships;
•the volatility in the price and trading volume of our common stock;
•“anti-takeover” provisions and the regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;

•our common stock not being an insured deposit;
•the potential dilutive effect of future equity issuances;
•the subordination of our common stock to our existing and future indebtedness;
•the COVID-19 pandemic and the U.S. government’s response to the pandemic; and
•the effect of global conditions, geopolitical conflicts, earthquakes, tsunamis, floods, fires, and other natural catastrophic events.
These factors are not necessarily all the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
First Quarter 2022 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the first quarter of 2022 at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Friday, April 29, 2022. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-844-200-6205; the access code is 242604. To participate via the Internet, visit https://events.q4inc.com/attendee/727321968. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on April 29, 2022 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on May 29, 2022, by dialing 1-866-813-9403. The replay access code is 095480. The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Arizona, Colorado, Idaho, Iowa, Kansas, Montana, Nebraska, Missouri, Minnesota, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	John R. Stewart, CFA	NASDAQ: FIBK
	Deputy Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5311 john.stewart@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Net interest income	$178.0	$121.8	$126.9	$118.8	$120.7	46.1%	47.5%
Net interest income on a fully-taxable equivalent ("FTE") basis	179.6	122.3	127.5	119.2	121.4	46.9	47.9
Provision for (reduction in) credit losses	61.3	(9.5)	—	—	(5.1)	NM	NM
Non-interest income:
Payment services revenues	14.8	11.3	12.2	11.4	10.2	31.0	45.1
Mortgage banking revenues	8.4	8.0	11.6	9.6	11.6	5.0	(27.6)
Wealth management revenues	8.1	7.2	6.5	6.3	6.3	12.5	28.6
Service charges on deposit accounts	7.7	4.4	4.4	3.9	3.8	75.0	102.6
Other service charges, commissions, and fees	4.3	2.8	1.4	1.6	2.1	53.6	104.8
Total fee-based revenues	43.3	33.7	36.1	32.8	34.0	28.5	27.4
Investment securities (loss) gain	(0.1)	0.9	0.3	(0.1)	—	(111.1)	NM
Other income	6.0	2.8	3.3	2.6	4.1	114.3	46.3
Total non-interest income	49.2	37.4	39.7	35.3	38.1	31.6	29.1
Non-interest expense:
Salaries and wages	60.0	42.3	42.0	41.6	39.0	41.8	53.8
Employee benefits	21.2	12.1	12.9	14.7	16.1	75.2	31.7
Occupancy and equipment	15.4	11.6	11.8	11.2	11.7	32.8	31.6
Other intangible amortization	3.6	2.5	2.4	2.5	2.5	44.0	44.0
Other expenses	41.7	28.8	30.2	29.0	29.2	44.8	42.8
Other real estate owned (income) expense	0.1	(0.1)	—	—	(0.1)	NM	NM
Acquisition related expenses	65.2	5.0	6.6	—	—	NM	NM
Total non-interest expense	207.2	102.2	105.9	99.0	98.4	102.7	110.6
(Loss) income before income tax	(41.3)	66.5	60.7	55.1	65.5	(162.1)	(163.1)
(Benefit from) provision for income tax	(7.9)	15.4	13.6	12.6	14.1	(151.3)	(156.0)
Net (loss) income	$(33.4)	$51.1	$47.1	$42.5	$51.4	(165.4)%	(165.0)%

Weighted-average basic shares outstanding	92,855	61,677	61,674	61,658	61,592	50.6%	50.8%
Weighted-average diluted shares outstanding	92,855	61,763	61,748	61,728	61,714	50.3	50.5
(Loss) earnings per share - basic	$(0.36)	$0.83	$0.76	$0.69	$0.83	(143.4)	(143.4)
(Loss) earnings per share - diluted	(0.36)	0.83	0.76	0.69	0.83	(143.4)	(143.4)

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Assets:
Cash and due from banks	$387.6	$168.6	$227.6	$238.8	$254.0	129.9%	52.6%
Interest bearing deposits in banks	3,423.6	2,176.1	2,005.8	1,709.5	1,941.9	57.3	76.3
Federal funds sold	0.1	0.1	0.1	0.1	0.1	—	—
Cash and cash equivalents	3,811.3	2,344.8	2,233.5	1,948.4	2,196.0	62.5	73.6
Securities purchased under agreement to resell	102.0	—	—	—	—	100.0	100.0
Investment securities, net	9,502.5	6,508.1	6,021.7	5,643.3	4,886.4	46.0	94.5
Loans held for sale, at fair value	178.1	30.1	42.5	48.8	57.2	491.7	211.4
Loans held for investment	16,945.0	9,331.7	9,622.5	9,834.7	9,863.2	81.6	71.8
Allowance for credit losses	247.2	122.3	135.1	135.5	136.6	102.1	81.0
Net loans held for investment	16,697.8	9,209.4	9,487.4	9,699.2	9,726.6	81.3	71.7
Goodwill and intangible assets (excluding mortgage servicing rights)	1,275.2	690.9	693.3	695.7	698.2	84.6	82.6
Company owned life insurance	490.1	301.5	300.5	299.0	297.6	62.6	64.7
Premises and equipment	444.4	299.6	297.3	299.1	305.5	48.3	45.5
Other real estate owned	17.5	2.0	2.3	2.0	2.2	775.0	695.5
Mortgage servicing rights	32.7	28.2	27.0	27.4	28.0	16.0	16.8
Other assets	610.6	257.3	266.7	277.6	270.5	137.3	125.7
Total assets	$33,162.2	$19,671.9	$19,372.2	$18,940.5	$18,468.2	68.6%	79.6%

Liabilities and stockholders' equity:
Deposits	$28,088.3	$16,269.6	$16,007.3	$15,565.7	$15,094.0	72.6%	86.1%
Securities sold under repurchase agreements	1,071.0	1,051.1	1,007.5	1,038.7	1,052.6	1.9	1.7
Long-term debt	120.4	112.4	112.4	112.4	112.4	7.1	7.1
Subordinated debentures held by subsidiary trusts	163.1	87.0	87.0	87.0	87.0	87.5	87.5
Other liabilities	278.3	165.2	173.2	165.8	188.8	68.5	47.4
Total liabilities	29,721.1	17,685.3	17,387.4	16,969.6	16,534.8	68.1	79.7
Stockholders' equity:
Common stock	2,669.4	945.0	943.6	941.6	938.5	182.5	184.4
Retained earnings	973.7	1,052.6	1,026.9	1,005.2	988.2	(7.5)	(1.5)
Accumulated other comprehensive (loss) income	(202.0)	(11.0)	14.3	24.1	6.7	NM	NM
Total stockholders' equity	3,441.1	1,986.6	1,984.8	1,970.9	1,933.4	73.2	78.0
Total liabilities and stockholders' equity	$33,162.2	$19,671.9	$19,372.2	$18,940.5	$18,468.2	68.6%	79.6%

Common shares outstanding at period end	109,503	62,200	62,231	62,240	62,230	76.0%	76.0%
Book value per common share at period end	$31.42	$31.94	$31.89	$31.67	$31.07	(1.6)	1.1
Tangible book value per common share at period end**	19.78	20.83	20.75	20.49	19.85	(5.0)	(0.4)

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share at period end (GAAP) to tangible book value per common share at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Loans:
Real Estate:
Commercial real estate	$7,805.7	$3,971.5	$3,883.2	$3,753.4	$3,718.7	96.5%	109.9%
Construction:
Land acquisition and development	344.8	247.8	260.2	261.1	263.2	39.1	31.0
Residential	406.0	262.0	268.4	263.5	242.1	55.0	67.7
Commercial	844.8	498.0	610.2	632.0	581.0	69.6	45.4
Total construction	1,595.6	1,007.8	1,138.8	1,156.6	1,086.3	58.3	46.9
Residential real estate	1,997.5	1,538.2	1,554.9	1,577.7	1,488.8	29.9	34.2
Agricultural real estate	833.6	213.9	229.9	223.5	218.8	289.7	281.0
Total real estate	12,232.4	6,731.4	6,806.8	6,711.2	6,512.6	81.7	87.8
Consumer:
Indirect	739.6	737.6	756.8	773.7	782.9	0.3	(5.5)
Direct	142.5	129.2	132.9	134.8	139.7	10.3	2.0
Credit card	73.5	64.9	64.1	64.4	64.6	13.3	13.8
Total consumer	955.6	931.7	953.8	972.9	987.2	2.6	(3.2)
Commercial	3,017.9	1,475.5	1,668.7	1,959.4	2,181.1	104.5	38.4
Agricultural	744.3	203.9	212.4	217.7	214.7	265.0	246.7
Other	4.6	1.5	1.3	6.0	1.5	206.7	206.7
Deferred loan fees and costs	(9.8)	(12.3)	(20.5)	(32.5)	(33.9)	(20.3)	(71.1)
Loans held for investment	$16,945.0	$9,331.7	$9,622.5	$9,834.7	$9,863.2	81.6%	71.8%

Deposits:
Non-interest bearing	$8,240.6	$5,568.3	$5,617.9	$5,416.8	$5,004.0	48.0%	64.7%
Interest bearing:
Demand	8,245.0	4,753.2	4,496.5	4,389.0	4,327.0	73.5	90.5
Savings	10,004.3	4,981.6	4,904.9	4,748.4	4,726.7	100.8	111.7
Time, $250 and over	359.8	186.7	186.3	185.8	185.5	92.7	94.0
Time, other	1,238.6	779.8	801.7	825.7	850.8	58.8	45.6
Total interest bearing	19,847.7	10,701.3	10,389.4	10,148.9	10,090.0	85.5	96.7
Total deposits	$28,088.3	$16,269.6	$16,007.3	$15,565.7	$15,094.0	72.6%	86.1%

Total core deposits (1)	$27,728.5	$16,082.9	$15,821.0	$15,379.9	$14,908.5	72.4%	86.0%

(1) Core deposits are defined as total deposits less time deposits, $250 and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	1Q22 vs 4Q21	1Q22 vs 1Q21

Allowance for Credit Losses:
Allowance for credit losses	$247.2	$122.3	$135.1	$135.5	$136.6	102.1%	81.0%
As a percentage of loans held for investment	1.46%	1.31%	1.40%	1.38%	1.38%
As a percentage of non-accrual loans	207.91	491.16	451.84	445.72	369.19

Net charge-offs during quarter	$16.7	$2.7	$0.6	$1.1	$2.9	518.5%	475.9%
Annualized as a percentage of average loans	0.47%	0.11%	0.02%	0.04%	0.12%

Non-Performing Assets:
Non-accrual loans	$118.9	$24.9	$29.9	$30.4	$37.0	377.5%	221.4%
Accruing loans past due 90 days or more	2.7	2.8	5.2	5.2	4.4	(3.6)	(38.6)
Total non-performing loans	121.6	27.7	35.1	35.6	41.4	339.0	193.7
Other real estate owned	17.5	2.0	2.3	2.0	2.2	775.0	695.5
Total non-performing assets	$139.1	$29.7	$37.4	$37.6	$43.6	368.4%	219.0%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.82%	0.32%	0.39%	0.38%	0.44%
Total assets	0.42	0.15	0.19	0.20	0.24

Non-accrual loans to loans held for investment	0.70	0.27	0.31	0.31	0.38

Accruing Loans 30-89 Days Past Due	$54.4	$26.7	$27.3	$22.1	$26.3	103.7%	106.8%
Accruing troubled debt restructurings (TDRs)	14.7	2.3	2.1	2.2	3.1	539.1	374.2

Criticized Loans:
Special Mention	$274.6	$86.6	$99.1	$129.1	$152.0	217.1%	80.7%
Substandard	553.9	130.1	149.7	141.2	157.4	325.7	251.9
Doubtful	24.6	—	2.4	3.1	2.0	—	NM
Total	$853.1	$216.7	$251.2	$273.4	$311.4	293.7%	174.0%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Mar 31, 2022		Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Annualized Financial Ratios (GAAP)
Return on average assets	(0.48)%		1.03%	0.98%	0.91%	1.17%
Return on average common stockholders' equity	(4.44)		10.14	9.41	8.77	10.60
Yield on average earning assets	2.89		2.77	3.00	2.93	3.15
Cost of average interest-bearing liabilities	0.14		0.13	0.14	0.16	0.17
Interest rate spread	2.75		2.64	2.86	2.77	2.98
Net interest margin ratio	2.80		2.69	2.91	2.82	3.04
Efficiency ratio	89.61		62.63	62.12	62.62	60.39
Loans held for investment to deposit ratio	60.33		57.36	60.11	63.18	65.35

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$19.78		$20.83	$20.75	$20.49	$19.85
Tangible common stockholders' equity to tangible assets	6.79%		6.83%	6.91%	6.99%	6.95%
Return on average tangible common stockholders' equity	(6.88)		15.51	14.48	13.67	16.46

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	14.27%	*	14.11%	14.00%	13.89%	14.15%
Tier 1 risk-based capital to total risk-weighted assets	11.91	*	12.49	12.30	12.17	12.37
Tier 1 common capital to total risk-weighted assets	11.91	*	11.77	11.59	11.45	11.60
Leverage Ratio	8.97	*	7.68	7.81	7.84	8.12

*Preliminary estimate - may be subject to change. The regulatory capital ratios presented above include the assumption of the transitional method relative to legislation by Congress to provide relief for the economy and financial institutions in the United States from the COVID‑19 pandemic. The referenced relief allows a total five-year phase-in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$14,460.6	$153.0	4.29%	$9,512.3	$105.3	4.39%	$9,873.1	$108.1	4.44%
Investment securities (2)	8,279.3	30.9	1.51	6,241.0	20.1	1.28	4,445.2	17.6	1.61
Interest bearing deposits in banks	3,263.1	1.7	0.21	2,308.0	0.9	0.15	1,880.5	0.3	0.06
Federal funds sold	0.1	—	—	0.1	—	—	0.1	—	—
Total interest earning assets	$26,003.1	$185.6	2.89%	$18,061.4	$126.3	2.77%	$16,198.9	$126.0	3.15%
Non-earning assets	2,492.0			1,681.7			1,692.4
Total assets	$28,495.1			$19,743.1			$17,891.3
Interest-bearing liabilities:
Demand deposits	$6,901.8	$0.9	0.05%	$4,787.5	$0.4	0.03%	$4,177.7	$0.5	0.05%
Savings deposits	8,332.7	1.1	0.05	4,951.1	0.4	0.03	4,531.3	0.3	0.03
Time deposits	1,397.2	1.0	0.29	976.7	0.9	0.37	1,039.3	1.5	0.59
Repurchase agreements	1,077.0	0.3	0.11	1,038.2	0.1	0.04	1,067.7	0.1	0.04
Long-term debt	127.5	1.7	5.41	112.4	1.5	5.29	112.4	1.5	5.41
Subordinated debentures held by subsidiary trusts	136.9	1.0	2.96	87.0	0.7	3.19	87.0	0.7	3.26
Total interest-bearing liabilities	$17,973.1	$6.0	0.14%	$11,952.9	$4.0	0.13%	$11,015.4	$4.6	0.17%
Non-interest-bearing deposits	7,211.4			5,617.9			4,704.2
Other non-interest-bearing liabilities	260.5			173.0			205.2
Stockholders’ equity	3,050.1			1,999.3			1,966.5
Total liabilities and stockholders’ equity	$28,495.1			$19,743.1			$17,891.3
Net FTE interest income		$179.6			$122.3			$121.4
Less FTE adjustments (2)		(1.6)			(0.5)			(0.7)
Net interest income from consolidated statements of income		$178.0			$121.8			$120.7
Interest rate spread			2.75%			2.64%			2.98%
Net FTE interest margin (3)			2.80%			2.69%			3.04%
Cost of funds, including non-interest-bearing demand deposits (4)			0.10%			0.09%			0.12%

(1) Average loan balances include loans held for sale and non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs of $3.5 million, $9.9 million, and $10.7 million at March 31, 2022, December 31, 2021, and March 31, 2021, respectively.

(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals (i) the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest-bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Total common stockholders' equity (GAAP)	(A)	$3,441.1	$1,986.6	$1,984.8	$1,970.9	$1,933.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,275.2	690.9	693.3	695.7	698.2
Tangible common stockholders' equity (Non-GAAP)	(B)	$2,165.9	$1,295.7	$1,291.5	$1,275.2	$1,235.2

Total assets (GAAP)		$33,162.2	$19,671.9	$19,372.2	$18,940.5	$18,468.2
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,275.2	690.9	693.3	695.7	698.2
Tangible assets (Non-GAAP)	(C)	$31,887.0	$18,981.0	$18,678.9	$18,244.8	$17,770.0

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$3,050.1	$1,999.3	$1,985.3	$1,944.3	$1,966.5
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,081.2	692.0	694.5	696.9	699.5
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,968.9	$1,307.3	$1,290.8	$1,247.4	$1,267.0

Total quarterly average assets	(F)	$28,495.1	$19,743.1	$19,081.2	$18,665.2	$17,891.3
Annualized net income available to common shareholders	(G)	(135.5)	202.7	186.9	170.5	208.5
Common shares outstanding	(H)	109,503	62,200	62,231	62,240	62,230
Return on average assets (GAAP)	(G)/(F)	(0.48)%	1.03%	0.98%	0.91%	1.17%
Return on average common stockholders' equity (GAAP)	(G)/(D)	(4.44)	10.14	9.41	8.77	10.60
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	10.70	10.13	10.40	10.42	10.99
Book value per common share (GAAP)	(A)/(H)	$31.42	$31.94	$31.89	$31.67	$31.07
Tangible book value per common share (Non-GAAP)	(B)/(H)	19.78	20.83	20.75	20.49	19.85
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	6.79%	6.83%	6.91%	6.99%	6.95%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	(6.88)	15.51	14.48	13.67	16.46

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5311
www.FIBK.com